Exhibit (g)(6)

CUSTODY AGREEMENT - AMENDED AND RESTATED SCHEDULE C

FEES

Dated: August 20, 2017

Large Cap Core Fund, Income Equity Fund, Large Cap Value Fund, Small Cap Core Fund, Small Cap Value Fund, Arizona Tax-Exempt Fund, Bond Index Fund, California Intermediate Tax-Exempt Fund, California Tax-Exempt Fund, Fixed Income Fund, High Yield Fixed Income Fund, High Yield Municipal Fund, Intermediate Tax-Exempt Fund, Short-Intermediate Tax-Exempt Fund, Short-Intermediate U.S. Government Fund, Tax-Advantaged Ultra-Short Fixed Income Fund, Tax-Exempt Fund, Ultra-Short Fixed Income Fund, U.S. Government Fund, Money Market Fund, Municipal Money Market Fund, U.S. Government Money Market Fund, U.S. Government Select Money Market Fund, Mid Cap Index Fund, Small Cap Index Fund, Stock Index Fund, Global Tactical Asset Allocation Fund, Core Bond Fund, Short Bond Fund, U.S. Treasury Index Fund, Active M U.S. Equity Fund, U.S. Quality ESG Fund.	As compensation for the domestic custody services rendered with respect to the Trust by the Custodian to each Fund and the assumption by the Custodian of certain related expenses, the Custodian is entitled to payment from the Trust as follows: (a) a basic custodial fee of (i) $18,000 annually for each Fund; plus (ii) 1/100th of 1% annually of each Fund’s average daily net assets to the extent they exceed $100 million; plus (b) a fixed dollar fee for each trade in portfolio securities; plus (c) a fixed dollar fee for each time that the Custodian receives or transmits funds via wire; plus (d) reimbursement of other out of pocket expenses incurred by the Custodian. The fees referred to in clauses (b) and (c) are subject to annual upward adjustments based on increases in the Consumer Price Index for All Urban Consumers, provided that the Custodian may permanently or temporarily waive all or any portion of any upward adjustment.

International Equity Fund, Emerging Markets Equity Index Fund, Global Real Estate Index Fund, Global Sustainability Index Fund, International Equity Index Fund, Multi-Manager Emerging Markets Equity Fund, Multi-Manager Global Listed Infrastructure Fund, Multi-Manager Global Real Estate Fund, Multi-Manager International Equity Fund, Multi-Manager High Yield Opportunity Fund, Multi-Manager Emerging Markets Debt Opportunity Fund.	As compensation for the foreign custody services rendered to the Trust with respect to each Fund and the assumption by the Custodian of certain related expenses, the Custodian is entitled to payment from the Trust as follows: (i) $35,000 annually for each Fund; plus (ii) 9/100th of 1% annually of each Fund’s average daily net assets; plus (iii) reimbursement of other out of pocket expenses incurred by the Custodian.

NORTHERN FUNDS		THE NORTHERN TRUST COMPANY

By:	/s/ Peter K. Ewing	By:	/s/ Michelle A. Roblee
Name: Peter K. Ewing		Name: Michelle A. Roblee
Title: President		Title: Senior Vice President

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